UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): April 4, 2006


                  RECLAMATION CONSULTING AND APPLICATIONS, INC.
             (Exact name of registrant as specified in its charter)


                                    Colorado
                 (State or other jurisdiction of incorporation)


              000-26017                             58-2222646
            ------------                          --------------
       (Commission File Number)           (IRS Employer Identification No.)


                      23832 Rockfield Boulevard, Suite 275
                          Lake Forest, California 92630
                            Telephone: (949) 609-0590

                   (Address and telephone number of principal
                    executive offices and place of business)


            Check the appropriate box below if the Form 8-K filing is
           intended to simultaneously satisfy the filing obligation of the registrant under any of the
           following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Reclamation Consulting and Applications, Inc. ("we", "us" or the "Company")
files this report on Form 8-K to report the following:

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 4, 2006, we entered into an exclusive Distributor Agreement (the "Agreement") with Applied Industrial Technologies, Inc., an Ohio corporation (the "Distributor"). Pursuant to the Agreement, we appointed the Distributor the exclusive distributor of our `Alderox(R)', ASA-12(R), KR7(R), DCR(R), Paver Blend(TM) and TSR(R) products (the "Products") in the United States, Puerto Rico, Canada and Mexico (the "Territory"), except for any relationships that we may have with distributors of our Products existing at the time we entered into the Agreement and set forth on Schedule A to the Agreement. The term of the distributorship engagement is two years from April 4, 2006, although the parties, by mutual written agreement, may renew the Agreement for additional terms (as may be extended, the "Term").

Under the terms of the Agreement, the Distributor has agreed to purchase our Products from us, freight-on-board ("FOB") our production facilities. Payment terms are net 30 days or net 10 days with a 2% discount.

Distributor has agreed to do the following:

      a. use its best efforts to professionally and actively promote and sell our Products in the Territory;

      b. only sell our Products under the trademarks for the Products owned by us;

      c. maintain sufficient inventories of our Products, at Distributor's discretion, to enable Distributor to effectively satisfy demand for our Products in the Territory;

      d. in distributing our Products in the Territory, comply with all provisions of applicable laws, rules and regulations;

      e. cooperatively work with us in matters relating to the marketing, sales, forecasting, training, servicing, and corresponding with customers;

      f. market, through its marketing department, only the asphalt and cement product release agents, form oils, curing agents, lubricants and cleaners, which are used in the construction, paving and similar industries and which are sold under the our trademarks `Alderox(R)', ASA-12(R), KR7(R), DCR(R), Paver Blend(TM) and TSR(R) in its industry marketing programs during the Term;

      g. not sell the Products through sub-distributors without our prior written consent; and

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      h.    not export our Products outside the Territory without our prior written consent.

Pursuant to the Agreement, we have agreed to (a) supply the Distributor with our Products as requested; (b) supply the Distributor with sales and technical assistance regarding our Products to support the Distributor's sales effort; and
(3) supply the Distributor with sales and promotional materials from time to time.

The Agreement can be terminated by either party upon sixty (60) days' prior written notice in the event of a breach of the Agreement by the other party after allowing for a reasonable cure period, or upon ninety (90) days' prior written notice to the other party. Upon termination of the Agreement, we have agreed to accept a one time stock return of salable standard merchandise without charging the Distributozzzzzzr a restocking fee and to credit the Distributor's account the greater of Distributor's actual purchase price of the returned stock or the current price then in effect at the time of the return.

Each party has agreed to indemnify the other against all liability, cost and expense (including without limitation, the other's cost of testing and inspection, court costs and reasonable attorneys' fees) on account of claims for personal injury or property damage based in whole or in part upon any act or omission of the other party. In addition, we have agreed to indemnify the Distributor against all liability, cost and expense incurred by it in connection with or related to any recall, inspection, testing, replacement or correction of the goods or any part or equipment into which the goods are then incorporated, which results from or is related to, in whole or in part, a defect or alleged defect in the goods.

A copy of the Exclusive Distributor Agreement is attached as a copy to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.       Description
-----------       -----------

10.29 Exclusive Distributor Agreement, dated as of April 4, 2006, by and between Reclamation Consulting and Applications, Inc. and Applied Industrial Technologies, Inc.


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SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reclamation Consulting and Applications, Inc.


By:/s/  Gordon Davies
----------------------
Gordon Davies, Chief Executive Officer
Dated:   April 6, 2006

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